Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fiscal Fourth Quarter 2026
and Fiscal Year 2026 Results

Fiscal Fourth Quarter 2026 Comparison Highlights

Net Interest Income and Net Interest Margin	• $10.2 million net interest income for the quarter compared to $9.2 million in Fiscal Q4 2025 • Net interest margin at 2.92% for the quarter compared to 2.65% in Fiscal Q4 2025	Credit Quality	• Non-performing assets at 0.53% of total assets and 0.71% of total loans in Fiscal Q4 2026 • $1.2 million provision booked for the quarter and net charge-offs of $1.1 million

Non-Interest Income and Non-Interest Expense
• Non-interest income excluding balance sheet optimization (non-GAAP) of $3.3 million for the quarter, compared to $3.7 million in Fiscal Q4 2025
• Non-interest expense of $11.5 million for the quarter compared to $11.4 million in Fiscal Q4 2025
Shareholder Returns and Stock Activity
• On April 24, 2026, the Company paid a cash dividend of $0.02 per share
• Tangible book value per share was $5.76
• Stock repurchase plan:
• $4.0 million stock repurchase plan adopted by the Board of Directors on January 22, 2026
• Repurchased 130,059 shares during the quarter at an average price of $5.36

Vancouver, Washington – April 28, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income excluding strategic balance sheet optimization (non-GAAP) of $656,000, or $0.03 per diluted share, in the fourth fiscal quarter ended March 31, 2026. This compared to net income of $1.4 million, or $0.07 per diluted share, in the third fiscal quarter ended December 31, 2025, and $1.1 million, or $0.05 per diluted share, in the fourth fiscal quarter ended March 31, 2025. For the fourth fiscal quarter ended March 31, 2026, net loss was $8.0 million, or $0.39 per diluted share, as reported, which included the strategic balance sheet optimization.
For fiscal 2026, net income excluding balance sheet optimization (non-GAAP) was $4.4 million, or $0.21 per diluted share, compared to $4.9 million, or $0.23 per diluted share, for fiscal 2025. For fiscal 2026, net loss was $4.3 million inclusive of the strategic balance sheet optimization. Net income on a pre-tax, pre-provision basis excluding the balance sheet optimization (non-GAAP) increased to $2.0 million for the fourth fiscal quarter ended March 31, 2026, compared to $1.8 million in the third fiscal quarter ended December 31, 2025, and $1.5 million in the fourth fiscal quarter ended March 31, 2025.

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

On March 25, 2026, Riverview implemented a strategic balance sheet optimization that included the reclassification of its entire portfolio of held-to-maturity (“HTM”) securities to available-for-sale (“AFS”) securities. After the reclassification, Riverview sold $149.3 million in lower-yielding book value investment securities, with an average yield of 1.62%, for a pre-tax loss of $11.4 million. The sales generated $137.9 million of cash proceeds. A targeted approach was used to identify lower-yielding bonds, balancing the respective loss in relation to its book value. The goal was to minimize the loss while maximizing proceeds from the sale. Dependent upon the combination of the full redeployment of funds, Riverview expects the estimated earn-back will be less than 3.5 years. Once fully realized, the strategic optimization is expected to add approximately 25 basis points to net interest margin and approximately $0.13 to earnings per share annually.
“The repositioning of our securities portfolio represents a deliberate deployment of excess capital that we expect to meaningfully enhance net interest margin and strengthen long-term earnings power. That expansion is already underway, our loan pipeline remains strong, and profitability is positioned to improve, driven by disciplined growth in our commercial and business banking segments. We are capturing quality opportunities across our markets, and we are confident these combined efforts are building lasting value for our shareholders,” stated Nicole Sherman, President and Chief Executive Officer. “We are now into the second year of our three-year strategic plan, and the momentum is accelerating. The commercial and industrial lending pipeline continues to grow, business banking is gaining traction, and our treasury management platforms have expanded to fit our clients’ needs. Our focus remains disciplined and our direction is clear.”

Franchise Footprint
Riverview holds a unique distinction as the only bank headquartered in Vancouver, Washington — putting us at the heart of one of the Pacific Northwest's most exciting growth stories. Clark County has transformed into a formidable economic center, and Vancouver itself has become a genuine destination, earning the #3 spot on moveBuddha's 2026 Moving Forecast of Most Popular Cities to Move to. The region's economy is broad and resilient, spanning health care and social assistance, construction, manufacturing, and professional and business services. Job growth and household incomes are trending upward in line with statewide performance, and persistent housing demand continues to push median home values higher. With a quality of life that draws new residents and a local economy built on solid fundamentals, we see a clear runway for deepening our community lending relationships and growing our deposit base.
Northwest Oregon represents another market where Riverview has established a meaningful presence, one defined by economic depth and long-term stability. The area's economy draws strength from a well-balanced mix of technology, advanced manufacturing, and consumer goods: anchored by globally recognized employers like Intel, Nike, and Columbia Sportswear, whose activity ripples throughout a vibrant ecosystem of local and mid-sized businesses. Above-average median household incomes and strong home values signal meaningful consumer purchasing power and sustained wealth creation across the region. The business climate here continues to attract innovation-driven and sustainability-focused enterprises, supported by well-developed infrastructure, efficient transportation networks, and a quality of life that makes the region an appealing place to both live and operate. Together, these attributes give Riverview a solid platform for growth throughout Oregon.

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

Income Statement Review
Riverview’s net interest income was $10.2 million in the current quarter compared to $10.5 million in the preceding quarter, and $9.2 million in the fourth fiscal quarter a year ago. In fiscal 2026, net interest income increased by $4.0 million to $40.3 million, compared to $36.3 million in fiscal 2025. The yearly increase compared to fiscal 2025 was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing.
Riverview’s NIM was 2.92% for the fourth quarter of fiscal 2026, compared to 2.96% in the preceding quarter and a 27 basis-point increase compared to 2.65% in the fourth quarter of fiscal 2025. “The absence of prepayment fees that had been recognized in the prior quarter caused the NIM to contract slightly during the current quarter. We remain focused on the actions within our control, which include improving our earning asset mix and managing funding costs to position Riverview for NIM growth going forward. We continue to drive stronger asset yields and optimizing our funding base, and we believe the steps we are taking today, including our recent balance sheet optimization, will support margin improvement in the quarters ahead,” said David Lam, EVP and Chief Financial Officer. In fiscal 2026, the net interest margin increased 32 basis points to 2.86% compared to 2.54% in the prior year.
As a result of the balance sheet optimization, investment securities decreased $146.8 million during the quarter to $154.8 million at March 31, 2026, compared to $301.6 million at December 31, 2025, and decreased $167.7 million compared to $322.5 million at March 31, 2025. The average securities balances for the quarters ended March 31, 2026, December 31, 2025, and March 31, 2025, were $301.7 million, $318.3 million, and $346.0 million, respectively. The weighted average yields on securities balances for the current quarter after the balance sheet optimization was 2.34% and the weighted average yields on securities balances for the current quarter before the balance sheet optimization was 1.84%. This compared to a weighted average yield of 1.77% for the quarter ended December 31, 2025, and 1.84% for the quarter ended March 31, 2025. There were $24.7 million of bonds purchased as part of the balance sheet optimization near the end of the fourth fiscal quarter with a weighted average yield of 4.95%. The duration of the investment portfolio at March 31, 2026, after the bond purchase, was approximately 6.0 years after the balance sheet optimization. The anticipated total investment cashflows over the next twelve months is approximately $16.7 million.
Riverview’s yield on loans was 5.12% during the fourth fiscal quarter, compared to 5.26% in the preceding quarter, and 4.91% in the fourth fiscal quarter a year ago. “Loan yields declined modestly compared to the prior quarter due to loan prepayment income received last quarter that was not present in the current quarter. Loan yields remain meaningfully higher than the same period a year ago, which reflects the progress we have made over time in pricing and portfolio mix,” said Mike Sventek, EVP and Chief Lending Officer. “We continue to advance our commercial lending strategy by growing our proportion of C&I relationship clients, which we believe positions the portfolio well for yield improvement as market conditions evolve.”
Deposit costs decreased to 1.37% during the fourth fiscal quarter compared to 1.39% in the preceding quarter as Riverview has been able to proactively manage its deposit costs. Deposit costs increased seven basis points compared to 1.30% in the fourth fiscal quarter a year ago, which is reflective of both new customers demanding higher rates, and existing customers shifting to fully insured, higher-yielding products.
Following the $11.4 million loss on the sale of securities as a result of the previously mentioned balance sheet optimization, non-interest income (loss) was ($8.0 million) during the fourth fiscal quarter of 2026 compared to $3.5 million in the preceding quarter and $3.7 million in the fourth fiscal quarter of 2025. Excluding the balance sheet optimization (non-GAAP), non-interest income for the fourth fiscal quarter of 2026 was $3.3 million. Non-interest income for the year, excluding the balance sheet optimization (non-GAAP), totaled $14.1 million, compared to $14.3 million in fiscal 2025.
Asset management fees were $1.6 million during both the fourth fiscal quarter and the preceding quarter, and $1.5 million in the fourth fiscal quarter a year ago. Riverview Trust Company’s assets under management were $908.1 million at March 31, 2026, compared to $919.1 million at December 31, 2025, and $877.9 million at March 31, 2025.

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

Non-interest expense decreased to $11.5 million during the fourth fiscal quarter compared to $12.2 million in the preceding quarter and increased modestly compared to $11.4 million in the fourth fiscal quarter a year ago. For the fiscal year, non-interest expense was $47.7 million compared to $44.3 million in fiscal 2025. “Operating costs improved compared to the prior quarter, though they remain elevated on a year-over-year basis as we have strategically expanded our business banking teams and filled key positions aligned with our growth objectives. We have also offset certain costs by bringing previously outsourced functions in-house, reducing reliance on external consultants. We are making meaningful progress on our digital roadmap — with digital account opening, enhanced in-branch experience, digital card issuance, instant issue debit cards, and fast payments all on track over the next twelve months. These investments are designed to expand our reach and deepen client relationships, and we expect costs to continue stabilizing as these initiatives come fully online,” said Dan Cox, EVP and Chief Operating Officer.
Balance Sheet Review
Total loans increased $7.4 million during the quarter to $1.08 billion at March 31, 2026, compared to three months earlier and increased $30.0 million compared to a year earlier. Riverview’s loan pipeline was $56.4 million at March 31, 2026, compared to $77.2 million at the end of the preceding quarter and $41.1 million at March 31, 2025. New loan originations during the quarter totaled $46.3 million, compared to $36.7 million in the preceding quarter and $49.4 million in the fourth fiscal quarter a year ago. Execution of the business model continues to yield results, with loans outstanding growing and the loan pipeline remaining strong heading into the new fiscal year.
Undisbursed construction loans totaled $23.7 million at March 31, 2026, compared to $17.4 million at December 31, 2025, with most of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $29.9 million at March 31, 2026, compared to $30.6 million at December 31, 2025. Revolving commercial business loan commitments totaled $55.1 million at March 31, 2026, compared to $53.8 million at December 31, 2025. Utilization on these loans totaled 30.10% at March 31, 2026, compared to 26.13% at December 31, 2025. The weighted average rate on loan originations during the quarter was 6.31% compared to 6.86% in the preceding quarter.
Looking ahead, loan repricing and maturities for fiscal year 2027 total $95.1 million with a weighted average rate of 4.62%, fiscal year 2028 total $92.1 million with a weighted average rate of 5.41%, fiscal year 2029 total $111.1 million with a weighted average rate of 6.03%, and in aggregate for fiscal years after 2029 total $94.6 million with a weighted average rate of 5.87%.
The office building loan portfolio totaled $115.5 million at March 31, 2026, compared to $108.4 million at December 31, 2025. The average loan balance of the office building loan portfolio was $1.6 million with an average loan-to-value ratio of 53.97% and an average debt service coverage ratio of 1.65x at March 31, 2026. Office building loans within the Portland core consist of two loans totaling $20.1 million, which is approximately 17.4% of the total office building loan portfolio, or 1.8% of total loans.
Total deposits increased $20.7 million during the quarter to $1.25 billion at March 31, 2026, compared to $1.23 billion at December 31, 2025, and increased $21.9 million compared to $1.23 billion a year ago. During the quarter, the deposit mix continued to shift with increases in non-interest checking accounts, money market deposit accounts, and CDs. Riverview also continued to see strong traction with its fully insured sweep product, which has become an increasingly important tool for attracting and retaining customer deposits. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 48.6% at March 31, 2026, compared to 49.5% at December 31, 2025, and 48.7% at March 31, 2025.
FHLB advances decreased $44.4 million during the quarter to $16.1 million at March 31, 2026, compared to $60.5 million at December 31, 2025.
Primarily as a result of the balance sheet optimization, shareholders’ equity was $145.6 million at March 31, 2026, compared to $164.2 million three months earlier and $160.0 million one year earlier. Tangible book value per share (non-

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

GAAP) was $5.76 at March 31, 2026, compared to $6.62 at December 31, 2025, and $6.33 at March 31, 2025. Riverview paid a quarterly cash dividend of $0.02 per share on April 24, 2026, to shareholders of record on April 13, 2026.
Credit Quality
“Maintaining a strong loan portfolio remains our top priority, particularly as interest rate uncertainty and the overall economy continues to shape the environment,” said Robert Benke, EVP and Chief Credit Officer. “We did see an increase in nonperforming loans and net charge-offs during the quarter. This was driven by one hospitality borrower-specific circumstance rather than any broader weakness in that loan category. Overall credit quality metrics remain solid, and our team stays disciplined in monitoring trends and ensuring reserves reflect current conditions. Our lenders continue building the deep client relationships that give us early visibility and allow us to be a responsive partner to the businesses we serve.”
Non-performing loans totaled $7.8 million or 0.71% of total loans as of March 31, 2026, compared to $1.1 million, or 0.10% of total loans at December 31, 2025, and $155,000, or 0.01% of total loans at March 31, 2025. At March 31, 2026, non-performing assets were $7.8 million, or 0.53% of total assets.
Riverview recorded $1.1 million in net loan charge-offs for the current quarter. This compared to $246,000 in net loan charge-offs for the preceding quarter. Riverview recorded a $1.2 million provision for credit losses for the current quarter, compared to a $100,000 provision for the preceding quarter.
Classified assets were $12.7 million at March 31, 2026, compared to $13.5 million at December 31, 2025, and $2.9 million at March 31, 2025. The classified assets to total capital ratio was 7.3% at March 31, 2026, compared to 7.4% at December 31, 2025, and 1.6% a year earlier. The increase in classified assets compared to a year ago was primarily due to one lending relationship that was moved to classified assets during the first fiscal quarter of 2026 for which a plan is in place to either return to performing status or payoff.
The allowance for credit losses was $15.2 million at March 31, 2026, compared to $15.3 million at December 31, 2025, and $15.4 million at March 31, 2025. The allowance for credit losses represented 1.40% of total loans at March 31, 2026, compared to 1.41% at December 31, 2025, and 1.45% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.45% at March 31, 2026, compared to 1.47% at December 31, 2025, and 1.51% a year earlier.
Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.62% and a Tier 1 leverage ratio of 10.60% at March 31, 2026. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.25% at March 31, 2026.
Riverview has approximately $593.7 million in available liquidity at March 31, 2026, including $268.0 million of borrowing capacity from the FHLB and $225.7 million from the Federal Reserve Bank of San Francisco (“FRB”). At March 31, 2026, the Bank had $16.1 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 28.2% at March 31, 2026. Available liquidity under the FRB borrowing line would cover 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 139.4% of the estimated uninsured deposits.
Riverview is taking a strategic approach to the use of excess capital in the reinvestment of the proceeds from the investment securities sale. Riverview expects to continue to reinvest the proceeds into a combination of higher-yielding bonds, which will be classified as available-for-sale at the time of purchase, support loan originations, pay down its Federal Home Loan Bank borrowings, or hold in cash. Deploying these funds into higher-yielding earning assets or paying down borrowings will inherently increase the net interest income of the Bank on a go-forward basis. Given Riverview’s strong capital levels, no additional capital was needed to support the balance sheet optimization.

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Shareholders' equity (GAAP)	$145,636	$164,217	$160,014
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(77)	(101)	(171)
Tangible shareholders' equity (non-GAAP)	$118,483	$137,040	$132,767

Total assets (GAAP)	$1,463,809	$1,512,311	$1,513,323
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(77)	(101)	(171)
Tangible assets (non-GAAP)	$1,436,656	$1,485,134	$1,486,076

Shareholders' equity to total assets (GAAP)	9.95%	10.86%	10.57%

Tangible common equity to tangible assets (non-GAAP)	8.25%	9.23%	8.93%

Shares outstanding	20,564,719	20,710,901	20,976,200

Book value per share (GAAP)	7.08	7.93	7.63

Tangible book value per share (non-GAAP)	5.76	6.62	6.33

Pre-tax, pre-provision income excluding balance sheet optimization
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025

Net income (loss) (GAAP)	$(8,042)	$1,377	$1,148	$(4,341)	$4,903
Include: Provision (credit) for income taxes	(2,474)	363	314	(1,493)	1,335
Include: Provision for credit losses	1,155	100	-	1,255	100
Exclude: Balance sheet optimization	11,350	-	-	11,350	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$1,989	$1,840	$1,462	$6,771	$6,338

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

Net income (loss) and earnings (loss) per share balance sheet optimization

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025

Net income (loss) (GAAP)	$(8,042)	$1,377	$1,148	$(4,341)	$4,903
Exclude impact of securities loss restructure, net of tax	8,698	-	-	8,698	-
Net income excluding securities restructure (non-GAAP)	$656	$1,377	$1,148	$4,357	$4,903

Basic earnings (loss) per share (GAAP)	$(0.39)	$0.07	$0.05	$(0.21)	$0.23
Exclude impact of securities loss restructure, net of tax	0.42	-	-	0.42	-
Basic earnings per share excluding securities restructure (non-GAAP)	$0.03	$0.07	$0.05	$0.21	$0.23

Diluted earnings (loss) per share (GAAP)	$(0.39)	$0.07	$0.05	$(0.21)	$0.23
Exclude impact of securities loss restructure, net of tax	0.42	-	-	0.42	-
Diluted earnings per share excluding securities restructure (non-GAAP)	$0.03	$0.07	$0.05	$0.21	$0.23

Non-interest income, excluding balance sheet optimization

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025

Non-interest income (GAAP)	$(8,034)	$3,504	$3,707	$2,736	$14,256
Exclude impact of securities loss restructure, net of tax	11,350	-	-	11,350	-
Non-interest income (non-GAAP)	$3,316	$3,504	$3,707	$14,086	$14,256

Return on average assets, return on average equity, return on average tangible equity excluding securities restructure

	Three Months Ended			Twelve Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025

Net income excluding securities restructure (non-GAAP)	$656	$1,377	$1,148	$4,357	$4,903

Average assets	$1,504,206	$1,508,741	$1,500,715	$1,504,834	$1,520,982
Return on average assets (non-GAAP)	0.18%	0.36%	0.31%	0.29%	0.32%

Average equity	$164,918	$164,496	$159,766	$163,601	$158,570
Return on average equity (non-GAAP)	1.61%	3.32%	2.91%	2.66%	3.09%

Average tangible equity (non-GAAP)	$137,750	$137,305	$132,506	$136,398	$131,271
Return on average tangible equity (non-GAAP)	1.93%	3.98%	3.51%	3.19%	3.74%

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Allowance for credit losses	$15,248	$15,281	$15,374

Loans receivable (GAAP)	$1,092,484	$1,085,166	$1,062,460
Exclude: Government Guaranteed loans	(42,670)	(43,983)	(47,373)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,049,814	$1,041,183	$1,015,087

Allowance for credit losses to loans receivable (GAAP)	1.40%	1.41%	1.45%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.45%	1.47%	1.51%

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.46 billion at March 31, 2026, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
ASSETS

Cash and cash equivalents (including interest-earning accounts of $104,131,	$116,866	$28,641	$29,414
$14,565 and $14,375)
Investment securities:
Available for sale, at estimated fair value	154,768	118,506	119,436
Held to maturity, at amortized cost	-	183,079	203,079
Loans receivable (net of allowance for credit losses of $15,248,
$15,281 and $15,374)	1,077,236	1,069,885	1,047,086
Prepaid expenses and other assets	13,153	11,997	12,523
Accrued interest receivable	4,133	4,808	4,525
Federal Home Loan Bank ("FHLB") stock, at cost	1,631	3,626	4,342
Premises and equipment, net	20,918	21,406	22,304
Financing lease right-of-use assets	1,048	1,067	1,125
Deferred income taxes, net	12,124	7,583	8,625
Goodwill	27,076	27,076	27,076
Core deposit intangible ("CDI"), net	77	101	171
Bank owned life insurance ("BOLI")	34,779	34,536	33,617

TOTAL ASSETS	$1,463,809	$1,512,311	$1,513,323

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,254,185	$1,233,518	$1,232,328
Accrued expenses and other liabilities	18,082	24,565	14,777
Advance payments by borrowers for taxes and insurance	607	313	614
FHLB advances	16,100	60,500	27,091
Junior subordinated debentures	27,179	27,157	76,400
Finance lease liability	2,020	2,041	2,099
Total liabilities	1,318,173	1,348,094	1,353,309

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2026 – 20,564,719 issued and outstanding;
December 31, 2025 – 20,710,901 issued and outstanding;	203	205	208
March 31, 2025 – 20,976,200 issued and outstanding;
Additional paid-in capital	51,112	51,850	53,392
Retained earnings	113,713	122,167	119,717
Accumulated other comprehensive loss	(19,392)	(10,005)	(13,303)
Total shareholders’ equity	145,636	164,217	160,014

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,463,809	$1,512,311	$1,513,323

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2026	Dec. 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025
INTEREST INCOME:
Interest and fees on loans receivable	$13,673	$14,325	$12,685	$55,017	$50,621
Interest on investment securities - taxable	1,288	1,338	1,484	5,688	6,918
Interest on investment securities - nontaxable	64	64	64	258	260
Other interest and dividends	268	241	261	1,045	1,163
Total interest and dividend income	15,293	15,968	14,494	62,008	58,962

INTEREST EXPENSE:
Interest on deposits	4,247	4,368	3,910	16,749	15,313
Interest on borrowings	865	1,055	1,391	4,911	7,305
Total interest expense	5,112	5,423	5,301	21,660	22,618
Net interest income	10,181	10,545	9,193	40,348	36,344
Provision for credit losses	1,155	100	-	1,255	100

Net interest income after provision for credit losses	9,026	10,445	9,193	39,093	36,244

NON-INTEREST INCOME:
Fees and service charges	1,465	1,597	1,446	6,271	6,002
Asset management fees	1,571	1,585	1,472	6,235	5,906
Income from BOLI	243	231	226	986	941
BOLI death benefit in excess of cash surrender value	-	-	261	-	261
Loss on sale of investment securities	(11,350)	-	-	(11,350)	-
Other, net	37	91	302	594	1,146
Total non-interest income (loss), net	(8,034)	3,504	3,707	2,736	14,256

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,874	7,391	6,763	28,816	26,099
Occupancy and depreciation	1,927	1,874	1,873	7,528	7,560
Data processing	852	856	746	3,228	2,948
Amortization of CDI	23	23	25	93	100
Advertising and marketing	235	255	284	1,060	1,278
FDIC insurance premium	170	166	170	671	688
State and local taxes	324	351	265	1,160	1,042
Telecommunications	53	53	62	202	215
Professional fees	400	413	577	1,583	1,800
Other	650	827	673	3,322	2,532
Total non-interest expense	11,508	12,209	11,438	47,663	44,262

INCOME (LOSS) BEFORE INCOME TAXES	(10,516)	1,740	1,462	(5,834)	6,238
PROVISION FOR (BENEFIT OF) INCOME TAXES	(2,474)	363	314	(1,493)	1,335
NET INCOME (LOSS)	$(8,042)	$1,377	$1,148	$(4,341)	$4,903

Earnings (loss) per common share:
Basic	$(0.39)	$0.07	$0.05	$(0.21)	$0.23
Diluted	$(0.39)	$0.07	$0.05	$(0.21)	$0.23
Weighted average number of common shares outstanding:
Basic	20,670,199	20,762,668	21,007,294	20,839,900	21,063,467
Diluted	20,670,199	20,762,668	21,007,294	20,839,900	21,063,467

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2026	Dec. 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025
AVERAGE BALANCES
Average interest–earning assets	$1,412,633	$1,417,625	$1,412,406	$1,414,802	$1,433,071
Average interest-bearing liabilities	1,030,844	1,017,872	1,011,116	1,019,488	1,010,592
Net average earning assets	381,789	399,753	401,290	395,314	422,479
Average loans	1,083,614	1,080,560	1,047,718	1,071,901	1,044,370
Average deposits	1,254,645	1,247,682	1,219,130	1,231,350	1,220,120
Average equity	164,918	164,496	159,766	163,601	158,570
Average tangible equity (non-GAAP)	137,750	137,305	132,506	136,398	131,271

ASSET QUALITY	March 31, 2026	Dec. 31, 2025	March 31, 2025

Non-performing loans	$7,764	$1,129	$155
Non-performing loans to total loans	0.71%	0.10%	0.01%
Non-performing assets	$7,764	$1,129	$155
Non-performing assets to total assets	0.53%	0.07%	0.01%
Net loan charge-offs (recoveries) in the quarter	$1,105	$246	$(22)
Net charge-offs (recoveries) in the quarter/average net loans	0.41%	0.09%	(0.01)%
Real estate/repossessed assets owned	$-	$-	$-

Allowance for credit losses	$15,248	$15,281	$15,374
Average interest-earning assets to average
interest-bearing liabilities	137.04%	139.27%	139.69%
Allowance for credit losses to
non-performing loans	196.39%	1353.50%	9918.71%
Allowance for credit losses to total loans	1.40%	1.41%	1.45%
Shareholders’ equity to assets	9.95%	10.86%	10.57%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.62%	16.47%	16.27%
Tier 1 capital (to risk weighted assets)	14.37%	15.21%	15.01%
Common equity tier 1 (to risk weighted assets)	14.37%	15.21%	15.01%
Tier 1 capital (to average tangible assets)	10.60%	10.86%	11.10%
Tangible common equity (to average tangible assets) (non-GAAP)	8.25%	9.23%	8.93%

DEPOSIT MIX	March 31, 2026	Dec. 31, 2025	March 31, 2025

Interest checking	$316,449	$319,242	$285,035
Regular savings	153,490	157,581	168,287
Money market deposit accounts	242,169	224,861	236,044
Non-interest checking	293,458	291,207	315,503
Certificates of deposit	248,619	240,627	227,459
Total deposits	$1,254,185	$1,233,518	$1,232,328

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2026	(Dollars in thousands)
Commercial business	$219,846	$-	$-	$219,846
Commercial construction	-	-	13,619	13,619
Office buildings	-	115,462	-	115,462
Warehouse/industrial	-	118,292	-	118,292
Retail/shopping centers/strip malls	-	90,388	-	90,388
Assisted living facilities	-	343	-	343
Single purpose facilities	-	287,149	-	287,149
Land	-	9,143	-	9,143
Multi-family	-	103,614	-	103,614
One-to-four family construction	-	-	10,421	10,421
Total	$219,846	$724,391	$24,040	$968,277

March 31, 2025	(Dollars in thousands)
Commercial business	$232,935	$-	$-	$232,935
Commercial construction	-	-	18,368	18,368
Office buildings	-	110,949	-	110,949
Warehouse/industrial	-	114,925	-	114,925
Retail/shopping centers/strip malls	-	88,815	-	88,815
Assisted living facilities	-	358	-	358
Single purpose facilities	-	277,137	-	277,137
Land	-	4,610	-	4,610
Multi-family	-	91,452	-	91,452
One-to-four family construction	-	-	10,814	10,814
Total	$232,935	$688,246	$29,182	$950,363

LOAN MIX	March 31, 2026	Dec. 31, 2025	March 31, 2025
Commercial and construction	(Dollars in thousands)
Commercial business	$219,846	$223,904	$232,935
Other real estate mortgage	724,391	706,051	688,246
Real estate construction	24,040	26,639	29,182
Total commercial and construction	968,277	956,594	950,363
Consumer
Real estate one-to-four family	96,698	98,929	97,683
Other installment	27,509	29,643	14,414
Total consumer	124,207	128,572	112,097

Total loans	1,092,484	1,085,166	1,062,460

Less:
Allowance for credit losses	15,248	15,281	15,374
Loans receivable, net	$1,077,236	$1,069,885	$1,047,086

DETAIL OF NON-PERFORMING ASSETS
	Northwest	Southwest
	Oregon	Washington	Total
March 31, 2026	(Dollars in thousands)
Commercial business	$125	$519	$644
Commercial real estate	7,077	36	7,113
Consumer	-	7	7
Total non-performing assets	$7,202	$562	$7,764

Riverview Fourth Fiscal Quarter 2026 Results
April 28, 2026

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2026	Dec. 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025

Efficiency ratio (4)	536.00%	86.90%	88.67%	110.63%	87.47%
Coverage ratio (6)	88.47%	86.37%	80.37%	84.65%	82.11%
Return on average assets (1)	-2.17%	0.36%	0.31%	-0.29%	0.32%
Return on average equity (1)	-19.77%	3.32%	2.91%	-2.65%	3.09%
Return on average tangible equity (1) (non-GAAP)	-23.67%	3.98%	3.51%	-3.18%	3.74%

NET INTEREST SPREAD
Yield on loans	5.12%	5.26%	4.91%	5.13%	4.85%
Yield on investment securities	1.82%	1.77%	1.84%	1.87%	1.96%
Total yield on interest-earning assets	4.39%	4.47%	4.17%	4.39%	4.12%

Cost of interest-bearing deposits	1.80%	1.85%	1.76%	1.82%	1.74%
Cost of FHLB advances and other borrowings	4.88%	5.05%	5.21%	5.08%	5.70%
Total cost of interest-bearing liabilities	2.01%	2.11%	2.13%	2.12%	2.24%

Spread (7)	2.38%	2.36%	2.04%	2.27%	1.88%
Net interest margin	2.92%	2.96%	2.65%	2.86%	2.54%

PER SHARE DATA
Basic earnings (loss) per share (2)	$(0.39)	$0.07	$0.05	$(0.21)	$0.23
Diluted earnings (loss) per share (3)	(0.39)	0.07	0.05	(0.21)	0.23
Book value per share (5)	7.08	7.93	7.63	7.08	7.63
Tangible book value per share (5) (non-GAAP)	5.76	6.62	6.33	5.76	6.33
Market price per share:
High for the period	$5.66	$5.56	$5.75	$6.40	$5.88
Low for the period	5.01	5.02	5.08	4.82	3.64
Close for period end	5.50	5.02	5.65	5.50	5.65
Cash dividends declared per share	0.0200	0.0200	0.0200	0.0800	0.0800

Average number of shares outstanding:
Basic (2)	20,670,199	20,762,668	21,007,294	20,839,900	21,063,467
Diluted (3)	20,670,199	20,762,668	21,007,294	20,839,900	21,063,467

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.